Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cingulate Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(“Common Stock”)(3)	457(o	)			$5,750,000.00	0.00011020	$633.65
	Other	Underwriter Warrants to purchase Common Stock	Other				-		(4)
	Equity	Common Stock underlying the Underwriter Warrants to purchase Common Stock	457(o	)			$207,000.00	0.00011020	$22.82

Total Offering Amounts							$5,957,000.00	0.00011020	$656.47
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$656.47

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)

(2)	Includes the aggregate offering price of the additional shares of Common Stock that the underwriters have the option to purchase to cover over-allotments.

(3)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the underwriter warrants by assuming that such warrants are exercisable at a price per share equal to 120% of the price per share sold in this offering.